EXHIBIT 27L2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-20343 on Form N-4 of our report dated April 16, 2025, relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Separate Account A of Union Security Life Insurance Company of New York, appearing in the N-VPFS. We also consent to the references to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 22, 2025